Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333‑248903 and 333-262927) on Form S-8 of our report dated February 13, 2023, with respect to the financial statements of Outset Medical, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

San Francisco, California
February 13, 2023